UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2024

SOLARIS OILFIELD INFRASTRUCTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38090	81-5223109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9651 Katy Freeway, Suite 300 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 501-3070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	“SOI”	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD.

On July 9, 2024, Solaris Oilfield Infrastructure, Inc. (“Solaris”) entered into a Contribution Agreement (the “Contribution Agreement”), with Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company and a subsidiary of Solaris (“Solaris LLC”), John A. Johnson, an individual resident of the State of Florida, John Tuma, an individual resident of the State of Texas, J Turbines, Inc., a Delaware corporation (“J Turbines”) and KTR Management Company, LLC, a Texas limited liability company (“KTR”).

The Contribution Agreement provides that, subject to the terms and conditions set forth therein, J Turbines and KTR (together, the “Contributors”) will contribute (the “Contribution”) all of the issued and outstanding equity interests of Mobile Energy Rentals LLC (“MER”) to Solaris LLC.

Solaris hosted a conference call, relating to the Contribution, which was broadcast live over the internet, on July 10, 2024. A replay of the conference call is available on Solaris’ website at www.solarisoilfield.com under the “Investor Relations” tab, and a copy of the transcript of the call is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference. Information on Solaris’ website does not constitute a part of this Current Report on Form 8-K.

The information in this Item 7.01 (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included herein, regarding Solaris’ proposed transaction with the equityholders of MER, Solaris’ ability to consummate the transaction, the benefits of the transaction and Solaris’ future financial performance following the transaction, as well as Solaris’ strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solaris disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Solaris cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solaris. These risks include, but are not limited to, Solaris’ business strategy, its industry, its future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and Solaris’ future business and financial performance. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Solaris’ expectations and projections can be found in its periodic filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Solaris’ SEC filings are available publicly on the SEC’s website at www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

In connection with the proposed transaction, Solaris will file a proxy statement with the SEC. Additionally, Solaris will file other relevant materials with the SEC in connection with its proposed transaction with the equityholders of MER. The materials to be filed by Solaris with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of Solaris are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the transaction and the parties to the transaction.

Solaris, MER and their respective directors, executive officers, other members of their management and their employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Solaris stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Solaris’ executive officers and directors in the solicitation by reading the Company’s Definitive Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2024, and the proxy statement and other relevant materials filed with the SEC in connection with the transaction when they become available. Information concerning the interests of Solaris’ and MER’s participants in the solicitation, which may, in some cases, be different than those of Solaris’ stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Conference Call Transcript, dated July 10, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By:	/s/ Kyle S. Ramachandran
Kyle S. Ramachandran
President and Chief Financial Officer

Date: July 10, 2024

Exhibit 99.1

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

Solaris Acquisition of Mobile Energy Rentals Call

Company Participants

•	John A. Johnson, Founder/Co-Owner

•	Kyle Ramachandran, President/CFO

•	William A Zartler “Bill”, Chairman/CEO/Founder

•	Yvonne Fletcher, Senior VP:Finance & Investor Relations

Other Participants

•	David Smith, Analyst, Pickering Energy Partners LP

•	Derek Podhaizer, Analyst, Barclays

•	Don Crist, Analyst, Johnson Rice

•	Luke Lemoine, Analyst, Piper Sandler

•	Sean Mitchell, Analyst, Daniel Energy Partners

Presentation

Operator

Good day, and welcome to the Solaris Acquisition of Mobile Energy Rentals and Second Quarter 2024 Update. All participants are in a listen-only mode. (Operator Instructions). After today’s remarks there will be an opportunity to ask questions. (Operator Instructions). Please note that this event is being recorded.

I would now like to turn the conference over to Yvonne Fletcher, Senior Vice President of Finance and Investor Relations. Please go ahead.

Yvonne Fletcher {BIO 16170769 <GO>}

Thank you, Operator. Good morning, and welcome to today’s conference call to discuss the acquisition of Mobile Energy Rentals. Joining us today are our Chairman and CEO, Bill Zartler; and our President and CFO, Kyle Ramachandran; as well as John Johnson, Founder and Co-owner of Mobile Energy Rentals.

Before we begin, I’d like to remind you of our standard cautionary remarks regarding the forward-looking nature of some of the statements that we will make today. Such forward-looking statements may include comments regarding future financial results and reflect a number of known and unknown risks. Please refer to our press release issued yesterday along with other recent public filings with the Securities and Exchange Commission that outline those risks.

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

I would also like to point out that today’s conference call will contain the discussion of non-GAAP financial measures which we believe can be useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. Reconciliations to comparable GAAP measures are available in our latest earnings release, which is posted in the News section on our website. In addition, because this transaction is subject to shareholder approval at a Special Meeting, this communication and other materials are subject to certain proxy solicitation rules and guidelines. Accordingly, we refer you to the disclaimer language on Slides 21 and 22 in the accompanying presentation regarding such rules.

I’ll now turn the call over to our Chairman and CEO, Bill Zartler.

William A Zartler “Bill”

Thank you, Yvonne, and thank you everyone for joining us. Before we begin, I’d like to say our thoughts are with everyone that was impacted by the Hurricane that passed through Houston. Many people are still without power and are dealing with significant property damage, but our city is resilient and Solaris will be here to support both our employees and our community. Otherwise, this is an exciting time for Solaris as we introduce our acquisition of Mobile Energy Rentals, which we will refer to as MER. MER is a mobile distributed power solutions company that serves a variety of end-markets, including commercial and industrial applications such as data centers, emergency response and grid resiliency as well as powering oil and gas production.

I’ll begin this morning by discussing our strategic rationale for this acquisition. This transaction provides Solaris with an accretive entry into a new product line, with exposure to multiple end-markets both within and outside the oil field. Our relatively early stage acquisition of MER not only adds a great team and a current contracted business but also provides us with the opportunity to invest primary capital to meet visible market demand for distributed power, just as we did with the Solaris Fleet more than a decade ago. We believe MER’s contracted and diversified earnings stream will strengthen Solaris and contribute to continued shareholder returns such as our dividend.

We also see an opportunity for operational synergies as Solaris can use its existing expertise in engineering and manufacturing, field service support and corporate and commercial infrastructure to support MER’s growth plans. And lastly, the MER team will stay on and will own in aggregate approximately 27% of Solaris pro forma, further enhancing our shareholder alignment.

We are very excited to have the MER team joining Solaris at closing. I’ve known the MER management team for a long time and believe that the cultural and operational fit between our two companies is highly complementary. The MER team is experienced in the design, development, operation of power solutions globally in applications where reliable access to the grid is often hard to come by. They have a track record of contracting, mobilizing and reliably delivering distributed power in

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

the form of micro grids and backup power to electric utilities, data centers, refiners, midstream operators and oil and gas producers.

Today, MER’s fleet is providing mission-critical distributed power solutions to a data center and across various oilfield power applications. MER’s largest contract is with a recently constructed data center facility. While this data center is close to physical proximity to an existing power plant and distribution infrastructure, the backlog to connect to the grid introduced the need for a behind-the-meter solution which could efficiently be dispatched in order to meet the customers needs.

We also see a growth opportunity to provide both centralized microgrids and distributed power solutions to the oil field where MER is providing power solutions today. Solaris already works for a wide range of oil and gas operators and service companies across the Lower 48. These relationships are a positive performance reputation, our commercial synergies that we bring to the table as MER targets additional opportunities in this market.

MER is also targeting the oil and gas production and midstream segments. We’ve recently seen several operators, midstream and downstream companies publicly highlight investments in microgrids or behind-the-meter power generation to support their operations. In addition to concerns around stable grid power, producers and midstream companies can leverage low-cost fuel gas to generate power. MER is involved in discussions with multiple customers around this application.

We believe the combination of MER’s distributed power business with Solaris’ all electric sand handling equipment advances our strategy to provide innovative solutions for our customers where the use of electrical equipment continues to gain momentum across the oil and gas value chain. The combination adds an additional product line into the oil and gas completions market and it significantly expands our target end-markets to oil and gas production as well as commercial and industrial markets.

The growing demand across these multiple industry applications has resulted in MER being essentially sold out of existing capacity through the end of the year, while the requests for power have not slowed. As a result, MER has strategically secured significant additional turbine capacity for delivery through the third quarter of 2025 that we believe will position the combined MER and Solaris to address growing power bottlenecks that are unfolding during a period where supply chain for natural gas fired turbines remains tight. MER has committed to purchase additional mobile turbine deliveries through 2025 that will grow the fleet from 153 MW a day to 478 MW by the third quarter of 2025. Kyle will highlight our financing plans alongside a review of the transaction specifics. We believe these fleet additions will drive significant earnings growth and an attractive returns if this equipment is deployed with customers.

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

As I previously mentioned, the MER team is a big part of this success and we’re excited to have them join us at Solaris. This morning, I would like to introduce MER’s founder, John Johnson and ask him to say a few words. John?

John A. Johnson {BIO 21852572 <GO>}

Thanks, Bill. We are looking forward to joining the Solaris team. We are proud of the market position and customer reputation for reliability that we have built at MER and we look forward to continuing to scale the MER business line as part of Solaris. We recognize the significant value of Solaris existing offering, including complementary engineering and manufacturing capabilities, a skilled service team and corporate infrastructure that will allow us to scale up and perform for our customers.

And when we look back at how early on Solaris identified a bottleneck in growing sand demand and the industry’s challenge to provide a fit-for-purpose equipment to address that growth, we similarly see a bottleneck of growing demand for power as juxtapose against a utility industry that is still struggling to keep up.

New baseload power generation takes years to permit and plan and the queue for grid connectivity is longer than I’ve seen in more than like 20 years in this business. Many customers with immediate power needs are being informed by local utilities that they need to wait months or even years to get connected. Distributed mobile power is well positioned to eliminate these bottlenecks and can be used to quickly address these dislocations.

I look forward to having the Solaris team as partners as we embark on this journey together.

I’d now like to turn the call over to Kyle.

Kyle Ramachandran {BIO 20136383 <GO>}

Thanks, John, and good morning, everyone. I’ll begin by summarizing some of the financial details of the transaction. Solaris has agreed to purchase MER for $200 million, consisting of $60 million of cash and $140 million in the form of Class B Solaris shares. Following the closing of the transaction, total ownership in Solaris among management, employees and the Board will be greater than 50% which we believe creates tremendous alignment between insiders and shareholders.

MER’s business is currently generating roughly $12.5 million of quarterly adjusted EBITDA, which puts the business on a current run rate of about $50 million on an annualized basis. This represents a purchase price multiple of approximately 4x run rate annualized adjusted EBITDA. At closing, Solaris will fund the $60 million of cash to MER’s shareholders and reimburse MER for certain deposits and payments made for the purchase of new turbines to support fleet expansion. As Bill and John discussed, MER is currently sold out and the demand backlog for distributed power solutions is growing. As Bill mentioned, MER has strategically placed orders for additional turbine deliveries throughout 2025 to position us for this growth. MER has

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

placed roughly $300 million of orders for new mobile turbines, which will bring the total fleet to roughly 480 MW by the end of Q3 2025. This capital will be funded over the course of the deliveries with various milestones along the way. At closing, we will reimburse MER for the capital spent to-date for deposits on new equipment and we will fund the remaining payments together.

Assuming an end of September closing, CapEx reimbursement and deposits to the supplier are expected to be $40 million for deliveries through 2024 and $128 million in deposits and progress payments for deliveries that will be made in 2025 for a total of $168 million. An additional $137 million will be funded throughout the period between closing and the third quarter of 2025.

As noted in our financial update issued yesterday, Solaris ended the second quarter with only $11 million of net debt and we expect to continue to generate free cash flow on a standalone basis. We intend to use a combination of debt financing and free cash flow generated from the Solaris business to fund cash due at closing. Solaris has secured committed financing from a group led by Banco Santander in the form of a $300 million, 364-day senior secured bridge term loan facility. Solaris is evaluating multiple capital solutions ahead of the transaction close, including longer duration term debt and equipment financing to support future capital needs. In terms of timing, the transaction is subject to a shareholder vote, customary closing conditions and receipt of regulatory approvals. We expect to file a proxy in the coming weeks and currently anticipate the transaction to close by the end of the third quarter of 2024.

Pivoting back to our release yesterday, we provided an update on our expectations for second quarter Solaris results. We expect second quarter revenue to be between $70 million and $75 million, which is up from first quarter levels. System activity levels were in line with our prior guidance for a decline of 5% to 10%, partially offset by stronger last mile activity, which has lower margins. We expect adjusted EBITDA for the second quarter to be between $20 million and $21 million. During the second quarter, we used free cash flow to repay $14 million of debt, ending the quarter with $16 million of total debt and $11 million of net debt.

I’d now like to talk about the pro forma combination of the two companies. On Slide 7 of the transaction deck we posted on our website yesterday, we show a pro forma combined company adjusted EBITDA of approximately $137 million on an annualized run rate basis today. This consists of Solaris’ first half 2024 annualized adjusted EBITDA of approximately $87 million and the current run rate of MER’s business of approximately $50 million. As we receive the new turbine deliveries, we anticipate growing earnings significantly. We estimate the additional turbines on order can add $75 million to $95 million in adjusted EBITDA on an exit rate basis in 2025, putting combined potential adjusted EBITDA at well over $200 million. Further upside from there would be possible if the equipment has better utilization on longer-term contracts or we are able to secure additional delivery commitments for equipment depending on market demand as well as market activity increases or market share increases in Solaris’ business.

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

At closing, the pro forma debt-to-EBITDA ratio is expected to be below 2x based on run rate levels and much lower unanticipated 2025 levels. We anticipate maintaining a leverage ratio under 2x and reducing it as we utilize cash flow from the combined business to fund any future growth CapEx and use cash flow to reduce overall leverage levels.

I’d like to reiterate our commitment to shareholder returns. Solaris has an established track record of making strategic organic investments that drive earnings growth and cash flow growth. These investments have enabled Solaris to grow free cash flow and provide meaningful cash returns to shareholders. We believe this transaction introduced another opportunity to invest in growing new product lines at attractive returns and enhances our ability to continue returning capital to our shareholders in the longer-term. The diversification and growth of our pro forma earnings stream, combined with the longer-term nature of distributed power contracts should support stronger earnings power and cash flow resilience moving forward as compared to prior cycles. We will continue to focus on sustaining and growing our shareholder returns program, increasing our liquidity, strengthening our balance sheet and executing on the right organic and inorganic opportunities that enhance our return on capital.

I’ll now turn the call back to Bill to wrap-up.

William A Zartler “Bill”

Thank you, Kyle. The MER transaction is a major step in the evolution of Solaris that will strengthen our position in the oil and gas industry but also broaden our service offerings for different end-markets. We will continue to provide our current customers with the best-in-service quality and importantly, we believe providing an expanded set of products and services will position us to continue to innovate. Our new product lines will also provide significant breadth to our customer base across multiple industries, which will diversify our business and improve overall enterprise outlook. With this in mind, we will be changing our name to Solaris Energy Infrastructure. We believe this new name reflects Solaris’ expanded offering to multiple end-markets, including but not limited to the oil field. The name change is expected to become effective at transaction close at which point our stock will begin trading under the new ticker symbol at SEI on New York Stock Exchange.

With that, we’d be happy to take your questions.

Questions And Answers

Operator

And we will now begin the question-and-answer session. (Operator Instructions). And at this time, we will pause momentarily for the first question. And our first question today will come from Luke Lemoine with Piper Sandler. Please go ahead.

Q - Luke Lemoine {BIO 15190258 <GO>}

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

Yes, hey, good morning. I think the stock price says it all, but congrats on an excellent deal here in expanding into the Mobile Power Gen business. Bill you detailed some of the end markets for mobile power generation. But could you talk about specifically where the current capacity is? And how you think this mix will work by year-end ‘25 once you take delivery of all the units?

A - William A Zartler “Bill”

Yeah, I think the mix today is heavily weighted to a large data center with a couple of oil to micro grids under construction right now for installation. I think as we look forward, with the deliveries — we think — we’ll see it in probably 50% or so non-oil field and maybe 50% oil field concentrated in the micro grid type application versus electric frac. Some of those microgrids are set up to run both production assets GSPs, Pumps et cetera as well as a growing regular frac fleet that can plug right into that system. So I think we’ll see it 50/50 weighted maybe slightly heavier to the data center as those markets seem to be very attractive for the decent large scale applications from a number of years perspective.

I don’t know John you have anything to add to that?

A - John A. Johnson {BIO 21852572 <GO>}

No. I think it’s pretty well spoken. The — there are some utilities that we’re looking at that are looking for backup power and in recent events with the hurricane in Houston kind of contrast the need for distributed power capabilities. So there’s some outlying utilities that we have some meetings with. There’s also the market for different type of production facilities and processing facilities that are stationary for the bridge power aspect where we’re going to keep power on them for a year or two years on a contract and after that they’ll eventually get interconnected to local utility.

A - William A Zartler “Bill”

Those are midstream and refinery type applications, sorry.

Q - Luke Lemoine {BIO 15190258 <GO>}

Okay. And then could you also talk about just the contract nature of the assets and any difference between oil and gas, non-oil and gas, data centers and maybe how this kind of — we see this evolving over time?

A - William A Zartler “Bill”

Well. I think it’s evolving and I think it’s really driven strictly by the need and the localized timeframe at which you need to get power. And so I think some of the data center applications are six months to two years, some of the production facilities in the oil field look like they could be multi two to five-year kind of needs. The frac markets — one of the unique spots we’ve got in the front — U.S. frac market is the electric frac fleets and the power associated with that, those tend to be termed up much longer than traditional frac fleets. And so as we’ve seen that evolution directly with the Solaris Business today, we see that. So it does vary quite a bit and I

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

anticipate we’re going to have a very interesting looking portfolio of entered contracts most of which will be under contract more than a couple of months, six months at a time. So I think we will see it different than our business today which is very uncontracted but very sticky based on really our performance in the field.

Q - Luke Lemoine {BIO 15190258 <GO>}

Okay, got it. Thanks so much and congrats again.

Operator

And our next question will come from Don Crist with Johnson Rice. Please go ahead.

Q - Don Crist {BIO 22723058 <GO>}

Good morning, gentlemen, and again congrats on the deal, the market has spoken. Can you talk about pace of deliveries on the equipment on order and the contracts that those may be backed by? Is it pretty smooth over the next 12-months or so or is it kind of lumpy?

A - Kyle Ramachandran {BIO 20136383 <GO>}

Yes. I’d say the vast majority of the deliveries will take place in 2025. We do have some deliveries through the remainder of the year. But this year the capital spend will primarily be directed towards progress payments on those assets. And so that’s why we tried to point people to sort of exit 2025 as the full impact of those deliveries. But we have actually received a couple of deliveries here in the third quarter and we’ll have a few more in the fourth quarter but it’ll be weighted towards next year. And I think from a contracting standpoint the backlog is building and this is the third iteration of Solaris commencing large capital programs and in time together demand on the other side of it. So, we’re very well first and experienced in managing that process. And so we’re really excited to partner up with the MER team who has been very successful over a long period of time with deploying these assets into multiple markets and we’re excited to partner with them to help accelerate their growth with some of the skills and capacities that we have here at Solaris as well.

Q - Don Crist {BIO 22723058 <GO>}

I appreciate that color. And just one more from me, excuse my ignorance on the power generation space. I’m an Oilfield analyst. But once you outlay the capital cost of buying the unit, what are the ongoing costs? Are they de minimis? Or do they require a large kind of ongoing cost, i.e., are the margins pretty high once you have the capital cost out of the way?

A - William A Zartler “Bill”

Yes, Don, from — contrasting from a traditional oilfield service market, these are relatively high margins and it’s really about return on capital. You do have to overhaul these units every so often. And so we build in a reserve factor over a period of time to make sure that we cover that just like you would on any kind of piece of rotating equipment. But the ongoing labor and maintenance and care and feeding

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

of the actual units while they’re deployed is relatively low on a relative basis to the actual rental rates.

Q - Don Crist {BIO 22723058 <GO>}

I appreciate the color, I’ll turn it back.

Operator

(Operator Instructions) Our next question will come from David Smith with Pickering Energy Partners. Please go ahead.

Q - David Smith {BIO 23155276 <GO>}

Hey, good morning. And I’ll just throw in one more congratulations on this deal. Most of my questions have been asked, but I’m curious if you were to order the equipment for a new 16.5 MW unit today, how would that timing look for delivery and then deployment?

A - William A Zartler “Bill”

I don’t know exactly, David, is a good question. We think it’s somewhere in the late third quarter, early fourth quarter of 2025 at this point for the mobile SMT130s you’re referring to.

Q - David Smith {BIO 23155276 <GO>}

Okay. I do appreciate that. And just building off the Don’s question — last question, is there a good rule of thumb for maintenance CapEx for the fleet, maybe it’s a per megawatt basis or some other way to think about it?

A - Kyle Ramachandran {BIO 20136383 <GO>}

I think, as we continue to evolve on the update on the business, they will probably be a little bit more clear on the specific modeling nuances of this part of our business. But I think — I would — again point you to how we’ve outlined it on Page 7, is really how to think about the relative through cycles sort of returns on the additional capital that we’re deploying here over the next 12-months as well as the base load business. And that on the aggregate basis has all of that maintenance embedded into it as well as the overall that Bill alluded to.

Q - David Smith {BIO 23155276 <GO>}

Okay, that’s perfect. Great color. Thank you for that. That’s all I got.

A - William A Zartler “Bill”

Thanks, Dave.

Operator

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

And our next question will come from Sean Mitchell with Daniel Energy Partners. Please go ahead.

Q - Sean Mitchell {BIO 19870146 <GO>}

Good morning, guys, and congrats on the deal. Quick question for me, just as — I think Luke kind of talked about this in his question about what are the different markets you’ll serve. Maybe kind of taking that another step, when we think about West Texas for example, I think 2020 peak power demand there was kind of 4.2 GW this past May heard numbers as high as 7.3 GW and peak power in May of ‘24. How much of the kind of demand you’re looking at today is coming from that kind of oil field market in West Texas and — or can you quantify that today or help us understand that a little bit?

A - William A Zartler “Bill”

If I sort of just outline roughly we said half of that — so half of roughly 200 MW and 225 MW we see maybe going out into that area over the course of the next year or so. Which it (Inaudible) half and half and maybe it’s a little bit less than the half. Some of this going into refinery and some of this going into midstream, but all generally focused around those areas.

A - John A. Johnson {BIO 21852572 <GO>}

It’s a small fraction relative to the overall demand to your point exactly.

Q - Sean Mitchell {BIO 19870146 <GO>}

Thanks guys. Congrats again on the deal.

A - William A Zartler “Bill”

Sure.

Operator

(Operator Instructions). Our next question is going to come from Derek Podhaizer with Barclays. Please go ahead.

Q - Derek Podhaizer {BIO 19729121 <GO>}

Hey, good morning guys. I just want to ask a question around barriers to entry and any sort of differentiation that this solution provides. I guess maybe it’s a bit of a double advocate question, but what’s to stop private equity flooding this market and creating oversupply in mobile power leading to a pricing fight? Just I know speaking to some investors, they worry about that this could be another iteration of Tier 2 diesel frac where we saw a flood of capacity coming into the market. So maybe just spend some time around the barriers to entry and the differentiated solution that MER provides for the distributed power market.

A - William A Zartler “Bill”

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

I think there’s a lot to unpack in that question. First of all, the size of the market and the demand is so large compared to the incremental unit capacity coming out of these turbines. So there is a massive demand need these fit unique circumstances where you need in temporary — there’s a bottleneck there. The MER team and the assets that they own and that we’re procuring with that business are unique. We do some level of vertical integration and customization of that package as well as have a very experienced and specialized team. And you have to have that in order to keep these things running, keep them installed, keep them moving, we need to move them. And so there are some level of protection and moat rebuilt with the team and the product line. And there is plenty of room in this market for continued activity. The bottleneck at this point is supply of equipment to actually generate power. And you’ve heard it on others — other turbine manufacturers, conference calls about how — what their timing looks like and other things. And so we do believe that, we have a well positioned set of product lines with the right kind of technology and team associated with delivering that. I don’t know John you have anything to add to that.

A - John A. Johnson {BIO 21852572 <GO>}

No, I think it’s well said. The barrier to entry as well as generation equipment in itself while important isn’t the whole solution. So we’re in the people service solution business not just buying a turbine to somebody that they don’t have any idea how to run or install. So MER provides the rest of the balance of plant equipment needed, whether it’s transformers or distributed switch gear or cabling or relay protection, coordination, ground (Inaudible) it’s kind of a large round stack of equipment and skills capabilities that we’re already strong at and we’ve done a great job and built a great reputation with. And so I think that’s really the hard part of any barrier to entry for somebody else. It takes a large set of skill sets to be able to do this job right and to treat the customers with the reliability that they demand from the type of services we provide.

Q - Derek Podhaizer {BIO 19729121 <GO>}

Got it. That’s very helpful color. I appreciate that. And just a follow-up question, just back to the contract instead. So you went through that, it’s not just monthly, it’s up to multi-years. Could this market evolve into signing long-term PPAs? Like 10 year, 15 year, 20 year PPAs? Have you started having those conversations or do you think the market can evolve that way?

A - William A Zartler “Bill”

It could very well. I mean, we’re focused on the equipment piece rather than actually being a power company. But at the end of the day — and a lot of our customers lease the oil field, they control their own feedstock. So they’re using their feedstock to generate the electricity they need to produce more feedstock. So that market is there on it. There may be opportunities that we see where we’d actually do get into that. I think that’s a next iteration and generation of business. Lower margin part of it, but it could be there as a piece of the puzzle and it doesn’t bother us.

Q - Derek Podhaizer {BIO 19729121 <GO>}

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

And then just one more, if I could squeeze it in, maybe just talk about the fuel sources. I think on the slide they could take any type of fuel, but thinking about CNG fuel gas pipeline, obviously you drive down the cost curve when you get to fuel gas pipeline, but I know you’ll have the mobile applications for CNG. Maybe just talk about that? And what do you think is the best solution as far as the fuel sources for these turbines?

A - William A Zartler “Bill”

Well, obviously the best fuel source is the one that generates the most power at the least cost. And so today that would be — it’s likely treated fuel gas. So if you can get the heavier hydrocarbon components out of that and actually make money with them burning ethane and a little bit of propane and this turbine at versus having to process it and move it to the market is a very net benefit in the business. These turbines — these particular equipment that we’re utilizing is very flexible with the use of fuel gas, not just a CNG which means that you’re taking a post process natural gas into a pipeline, where you’re taking it, compressing it, and hauling it back to the location in a truck that at significant cost. It’s still cheaper than diesel fuel in the market today, if that makes some sense. Additionally, the equipment that we’re using is 9 ppm of NOx and so it’s very emissions friendly in the course — some of the core markets especially with the data center markets, may not be located in West Texas or even at West Texas where the industry is focused on ensuring that it’s not in meeting emission standards.

Q - Derek Podhaizer {BIO 19729121 <GO>}

Great. Very helpful. Well, great deal, guys. Congratulations. Thanks.

A - William A Zartler “Bill”

Thanks Dave.

Operator

And we have reached the end of our question-and-answer session. I’d like to turn the call back over to Mr. Bill Zartler for any closing remarks.

A - William A Zartler “Bill”

Thanks, Paul. We are very excited to add MER’s Distributed Power Solutions to our business, which we view as very complementary to Solaris’ all-electric offering. As we evaluate the electrification of everything, and I think that’s a quote I’ve used on previous conference calls as well as the computing power growth trends, we believe reliable power access will become a growing challenge that larger scale distributed power generation assets are well positioned to help. Together with MER we’re going to continue to build on the 10-plus years of innovation, customer service, manufacturing, innovation of our product lines and we look forward to sharing our progress with you all in the second quarter earnings call in a few weeks. Thank you, very much.

FINAL TRANSCRIPT Solaris Oilfield Infrastructure Inc (SOI US Equity)	2024-07-10

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines at this time.

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